Exhibit 22.1

Guarantors and Issuers of Guaranteed Securities
    Each of the following entities has fully and unconditionally guaranteed the 4.125% Senior Notes due 2024 issued by Graphic Packaging International, Inc. (predecessor to Graphic Packaging International, LLC):

Name of Guarantor	Role	Jurisdiction of Incorporation or Organization
Graphic Packaging Holding Company	Parent Guarantor	Delaware
Field Container Queretaro (USA), L.L.C.	Subsidiary Guarantor	Delaware
Handschy Holdings, LLC	Subsidiary Guarantor	Delaware
Handschy Industries, LLC	Subsidiary Guarantor	Delaware
Riverdale Industries, LLC	Subsidiary Guarantor	Delaware
GPI WG Acquisition Sub, LLC*	Subsidiary Guarantor	Delaware
Walter G. Anderson, Inc.*	Subsidiary Guarantor	Minnesota
*Each of these entities has been merged out of existence.

    Each of the following entities has fully and unconditionally guaranteed (i) the .821% Senior Secured Notes due 2024; (ii) the 1.51% Senior Secured Notes due 2026; (iii) the 4.75% Senior Unsecured Notes due 2027; (iv) the 3.5% Senior Unsecured Notes due 2028; (v) the 2.625% Senior Unsecured Notes due 2029; (vi) the 3.5% Senior Unsecured Notes due 2029; and (vii) the 3.75% Senior Unsecured Notes due 2030:

Name of Guarantor	Role	Jurisdiction of Incorporation or Organization
Graphic Packaging International Partners, LLC	Parent Guarantor	Delaware
Field Container Queretaro (USA), L.L.C.	Subsidiary Guarantor	Delaware